INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The Dreyfus/Laurel Funds, Inc.:

In planning and performing our audits of the financial statements and financial highlights of the Dreyfus/Laurel Funds, Inc. (comprised of Dreyfus Premier Small Cap Value Fund, Dreyfus Institutional U.S. Treasury Money Market Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Institutional Prime Money Market Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Bond Market Index Fund, Dreyfus Municipal Reserves, Dreyfus Premier Balanced Fund, Dreyfus Disciplined Stock Fund, Dreyfus U.S. Treasury Reserves, Dreyfus Money Market Reserves, Dreyfus Institutional Government Money Market Fund, and Dreyfus BASIC S&P 500 Stock Index Fund (the "Funds")
for the year ended October 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective or preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weakness under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matter involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2003.

This report is intended solely for the information and use of management, the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

New York, New York
December 10, 2003